Exhibit 5.1

May 31, 2019

XBiotech Inc. 8201 E. Riverside Drive Building 4, Suite 100 Austin, Texas USA 78744

Dear Sirs/Mesdames:

Re:	XBiotech Inc. –Offering of Common Shares

We have acted as Canadian counsel to XBiotech Inc. (the “Company”) "), a British Columbia company, in connection with the offering, issue and sale (the “Offering”) by the Company of 4,848,485 common shares (the “Firm Shares”) to Piper Jaffray & Co. (“Piper Jaffray”) pursuant to the terms of a purchase agreement dated May 31, 2019 (the “Agreement”) between the Company and Piper Jaffray. The Company has also granted Piper Jaffray an option to purchase up to 351,515 additional common shares pursuant to the Agreement (the “Option Shares”, and together with the Firm Shares, the “Shares”).

For the purposes of this opinion, we have examined and relied upon originals or copies of the following documents (collectively, the “Corporate Documents”):

(a)	a certificate of good standing dated May 30, 2019 issued in respect of the Company by the British Columbia Registrar of Companies (the “Certificate of Good Standing”);

(b)	a certificate of a representative of the Company (the “Officer’s Certificate”);

(c)	the certificate of continuance, notice of articles and articles of the Company attached to the Officer’s Certificate; and

(d)	certain resolutions of the Company’s directors relating to the Offering attached to the Officer’s Certificate.

We have relied upon the Corporate Documents as to the matters provided for in them, without independent investigation, for purposes of providing our opinions expressed below. We have not conducted a review of the minute books of the Company.

In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

(e)	the certificate of continuance of the Company is conclusive evidence that the Company is incorporated under the Business Corporations Act (British Columbia); and

(f)	all facts set forth in the certificates supplied by the respective officers and directors of the Company including, without limitation, the Officer’s Certificate are complete, true and accurate as of the date hereof.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia and of the laws of Canada applicable therein in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Based on the above, we are of the opinion that:

1.	The Company is a validly existing corporation and in good standing under the laws of the Province of British Columbia, with all necessary corporate power and capacity to own its properties and conduct its business as currently conducted.

2.	The Agreement has been duly authorized, executed and delivered by the Company.

3.	The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, when issued and paid for pursuant to the terms of the Agreement, will be validly issued as fully paid and non-assessable shares in the capital of the Company.

4.	The execution, delivery and performance by the Company of, and the compliance by the Company with the terms of, the Agreement and the issuance, sale and delivery of the Shares pursuant to the Agreement do not conflict with or result in a violation of any provision of the Business Corporations Act (British Columbia) or any other applicable law of British Columbia, or of the notice of articles or articles of the Company.

This opinion is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the Offering. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

“Stikeman Elliott LLP”